                                                                       Exhibit 1
________________________________________________________________________________

SUMMARY COMPENSATION TABLE

                                                          Annual Compensation              Long-Term
                                                 -------------------------------------    Compensation
                                        Fiscal                            Other Annual    ------------       All Other
     Name and Principal Position         Year     Salary     Bonus(1)     Compensation     Options(4)     Compensation(5)
     ---------------------------        ------   ---------   ---------    ------------    ------------    ---------------
V. H. Van Horn.......................    1994    $ 400,000   $ 133,000      (2)                 0            $  20,578
  President and CEO                      1993      400,000     200,000      (2)              150,000              0
                                         1992      400,000           0      (3)                 0                (3)
A. J. Gallerano......................    1994      182,000      67,760      (2)                 0                5,759
  Senior Vice President,                 1993      182,000     103,980      (2)               60,000              0
  General Counsel and                    1992      182,000           0      (3)                 0                (3)
  Secretary
C. R. Wortham, Jr. ..................    1994      175,000      81,500      (2)                 0                7,500
  Senior Vice President --               1993      172,405      99,750      (2)               60,000              0
  Real Estate/Gasoline                   1992      160,000           0      (3)                 0                (3)
Arnold Van Zanten....................    1994      155,000     102,900      (2)                 0               11,685
  Senior Vice President --               1993      155,000      88,350      (2)               60,000              0
  Administration                         1992      138,840           0      (3)                 0                (3)
M. David Wishard.....................    1994      148,269      71,600      (2)                 0                8,028
  Vice President --                      1993      120,000      68,400      (2)               30,000              0
  Stores                                 1992      113,846           0      (3)                 0                (3)

________________________________________________________________________________

(1) THE AMOUNTS SHOWN INCLUDE BONUSES PAID TO THE OFFICERS (OTHER THAN MR. VAN
    HORN) UNDER THE COMPANY'S RESTART BONUS PROGRAM DURING FISCAL 1994 RELATING TO THE IMPLEMENTATION OF THE COMPANY'S PLAN OF REORGANIZATION. THE AMOUNTS PAID TO SUCH OFFICERS UNDER THE RESTART BONUS PROGRAM DURING FISCAL 1994 WERE AS FOLLOWS: MR. GALLERANO: $32,760, MR. WORTHAM: $31,500, MR. VAN ZANTEN: $27,900, AND MR. WISHARD: $21,600. THE BALANCES OF THE AMOUNTS SHOWN WERE PAID BASED ON THE COMPANY'S 1994 PRE-TAX EARNINGS.

(2) THE OFFICERS RECEIVE CERTAIN PERQUISITES SUCH AS CAR ALLOWANCES AND INSURANCE BENEFITS; HOWEVER, THE VALUE OF SUCH PERQUISITES DID NOT EXCEED THE LESSER OF $50,000 OR 10% OF THE OFFICER'S SALARY AND BONUS.

(3) PURSUANT TO APPLICABLE RULES, OTHER ANNUAL COMPENSATION AND ALL OTHER COMPENSATION ARE REPORTED FOR 1994 AND 1993 ONLY.

(4) ALL OPTIONS GRANTED DURING FISCAL 1993 WERE GRANTED PURSUANT TO THE COMPANY'S 1993 NON-QUALIFIED OPTION PLAN, WHICH WAS IMPLEMENTED PURSUANT TO THE PLAN OF REORGANIZATION.

(5) THE AMOUNTS PRESENTED AS ALL OTHER COMPENSATION INCLUDE THE AMOUNTS THE COMPANY CONTRIBUTED OR ACCRUED FOR THE ACCOUNTS OF THE NAMED EXECUTIVE OFFICERS IN CONNECTION WITH (I) THE DEFINED CONTRIBUTION FEATURE OF THE COMPANY'S OFFICERS' RETIREMENT PLAN (SEE "OFFICERS' RETIREMENT PLAN"), AND
    (II) THE COMPANY'S 401(k) PROFIT SHARING PLAN (SEE "PROFIT SHARING PLAN").
________________________________________________________________________________

OPTION GRANTS IN 1994

No options were granted to any of the officers named in the Summary Compensation Table during fiscal 1994.

AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information concerning the exercise in fiscal 1994 of options to purchase Common Stock by the individuals named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at June 30, 1994.

________________________________________________________________________________

                                                                                                  Value of Unexercised
                                         Number of                   Number of Unexercised       In-the-Money Options at
                                          Shares                      Options at 6/30/94               6/30/94 (1)
                                         Acquired       Value      -------------------------    -------------------------
                Name                    on Exercise    Realized    Exercisable/Unexercisable    Exercisable/Unexercisable
                ----                    -----------    --------    -------------------------    -------------------------
V. H. Van Horn.......................         0          $  0            50,000/100,000              $25,000/$50,000
A. J. Gallerano......................         0          $  0             20,000/40,000              $10,000/$20,000
C. R. Wortham, Jr....................         0          $  0             20,000/40,000              $10,000/$20,000
Arnold Van Zanten....................         0          $  0             20,000/40,000              $10,000/$20,000
M. David Wishard.....................         0          $  0             10,000/20,000              $ 5,000/$10,000

________________________________________________________________________________

(1) THE VALUE HAS BEEN CALCULATED BASED ON THE CLOSING PRICE OF THE COMMON
    STOCK ON THE NASDAQ NATIONAL MARKET SYSTEM ON JUNE 30, 1994 AS REPORTED IN THE WALL STREET JOURNAL ($11.00) LESS THE EXERCISE PRICE OF $10.50 PER SHARE, MULTIPLIED BY THE RELEVANT NUMBER OF SHARES.
________________________________________________________________________________





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

OFFICERS' RETIREMENT PLAN

During fiscal 1994 the Company implemented an Officers' Retirement Plan, participation in which is limited to management personnel who have a significant impact upon the formulation of the Company's policies and its profitability. Benefits under the Officers' Retirement Plan are determined primarily by average final compensation and credited years of service, up to a maximum of 30 years. The following Pension Plan Table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications, assuming retirement at age 65.

________________________________________________________________________________

PENSION PLAN TABLE


               Average                                              Years of Service
                Base                   ---------------------------------------------------------------------------
              Earnings                     5           10           15           20           25           30
              --------                 ---------------------------------------------------------------------------
$100,000.............................  $   10,000  $    20,000  $    30,000  $    40,000  $    50,000  $    60,000
 150,000.............................      15,000       30,000       45,000       60,000       75,000       90,000
 200,000.............................      20,000       40,000       60,000       80,000      100,000      120,000
 250,000.............................      25,000       50,000       75,000      100,000      125,000      150,000
 300,000.............................      30,000       60,000       90,000      120,000      150,000      180,000
 350,000.............................      35,000       70,000      105,000      140,000      175,000      210,000
 400,000.............................      40,000       80,000      120,000      160,000      200,000      240,000
 450,000.............................      45,000       90,000      135,000      180,000      225,000      270,000

________________________________________________________________________________

The compensation covered by the Officers' Retirement Plan is the officers' base salary as reported in the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: Mr. Van Horn: 28 years; Mr. Gallerano: 14 years; Mr. Wortham: 15 years; Mr. Van Zanten: 12 years; and Mr. Wishard: 12 years. The basis on which benefits are computed is joint-life annuity amounts. The benefits shown in the table are not subject to any deduction for Social Security or other offset amounts. The Officers' Retirement Plan permits participants to elect, in advance, to receive a lump sum distribution at retirement in lieu of the benefits otherwise payable over a period of time to such participant.

The Officers' Retirement Plan includes a defined contribution feature pursuant to which the Company has committed to contribute an annual amount for the benefit of each participant equal to 15% of such participant's annual bonus, if any. For the year ended June 30, 1994, the amounts which the Company contributed for the named executive officers were as follows: Mr. Van
Horn -- $19,950; Mr. Gallerano -- $5,250; Mr. Wortham -- $7,500; Mr. Van
Zanten -- $11,250; and Mr. Wishard -- $7,500.

COMPENSATION OF DIRECTORS

The Company pays each outside director of the Company an annual fee of $36,300. An additional fee of $42,350 is paid to Mr. Steadman for serving as Chairman of the Board. Fees payable to directors serving less than the entire fiscal year are prorated. The Company also reimburses travel and related expenses incurred by directors in attending meetings of the Board. No director receives additional compensation for serving on committees of the Board or for attending meetings of the Board or such committees.

During fiscal 1994 the Company implemented a Directors' Retirement Plan, pursuant to which non-employee directors will be paid an annual retirement benefit equal to two-thirds of the annual fee paid by the Company to its directors for serving on the Company's Board. Benefits under the Directors' Retirement Plan commence on the later to occur of a director's retirement from service on the Board or his seventieth birthday, and continue, in general, for a period of time equal to the period of time he served as a director of the Company.

The Company's 1993 Non-Qualified Stock Option Plan provided that each outside director of the Company who was serving as such on the date 180 days after confirmation of the Company's Plan of Reorganization was to receive options covering 15,000 shares of





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

Common Stock at an exercise price of $10.50 per share, and such options were granted to such persons on August 25, 1993. One-third of such options vested and became exercisable on August 25, 1994. Half of the remaining options will vest and become exercisable on each of August 25, 1995 and 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into Employment Agreements (the "Employment Agreements") with each of the individuals named in the Summary Compensation Table.

In 1994 the Company renewed its Employment Agreement with Mr. Van Horn relating to his service as President and Chief Executive Officer of the Company. The Employment Agreement, which expires in 1999, provides that the Company will pay Mr. Van Horn a salary of $420,000 annually and provides for an annual bonus opportunity of not less than $200,000, the payment of which is based on the performance of the Company. If the Company terminates the agreement or otherwise removes Mr. Van Horn from his positions as President and Chief Executive Officer of the Company for any reason other than Mr. Van Horn's gross or willful breach of his duties, the Company will be obligated to continue to pay Mr. Van Horn annually through 1999 (i) a salary of $420,000 and (ii) a bonus of $166,500. Additionally, Mr. Van Horn is entitled to participate in other bonus, profit sharing, stock option, stock ownership and other plans offered to other employees of the Company.

The Company has entered into Employment Agreements with Messrs. Gallerano, Wortham, Van Zanten and Wishard (the "Executives"), pursuant to which (effective August 1, 1994) the Company employs Mr. Gallerano as Senior Vice President, General Counsel and Secretary at an annual salary of $191,100, Mr. Wortham as Senior Vice President -- Gasoline/Real Estate at an annual salary of $183,750, Mr. Van Zanten as Senior Vice President -- Administration at an annual salary of $162,750 and Mr. Wishard as Vice President -- Stores at an annual salary of $157,500.

Pursuant to the Employment Agreements, each Executive is entitled to participate in any bonus plan, profit sharing plan, stock option plan, vacation, retirement benefit, medical and dental insurance and individual or group life insurance plan as are or may be normally and customarily provided by the Company to its employees of similar experience and position.

The Employment Agreements for the Executives each expire on May 18, 1996, but may be terminated by the Company or by the Executive on 30 days' notice. If the Company terminates an Employment Agreement with Cause (as defined below), or if an Executive terminates an Employment Agreement without Cause, the Executive is not entitled to any severance payment upon such termination. If an Executive terminates his Employment Agreement within 90 days after a Change in Control (as defined below), the Company will be required to pay the Executive a severance payment equal to one week's salary for each year the Executive has then worked for the Company, plus all accrued benefits. If an Executive terminates his Employment Agreement with Cause or if the Company terminates his Employment Agreement without Cause, the Company will be required to pay the Executive a severance payment equal to the full amount that otherwise would have been paid to the Executive for the remaining term of the Employment Agreement.

As used above, with respect to a termination of an Employment Agreement by an Executive, the term "Cause" means the breach of a material provision of the Employment Agreement by the Company which is not cured within 30 days after notice from the Executive, or the occurrence of any Change in Control. With respect to any termination of an Employment Agreement by the Company, the term "Cause" means willful misconduct by the Executive, gross neglect by the Executive of his duties which continues for more than 30 days after notice from the Company, the commission by the Executive of a felony or the commission by the Executive of an act not in good faith, which is directly detrimental to the Company and exposes the Company to material liability. As used above, the term "Change in Control" means the time at which individuals who were directors of the Company immediately prior to May 18, 1993





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

cease to constitute a majority of the Board of Directors of the Company.

The Employment Agreements provide that the Executive will not be liable for any damages resulting from the Executive's actions if the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

PROFIT SHARING PLAN

The Company has a Section 401(k) profit sharing plan available to substantially all employees. The Company did not make any contributions to the plan from October 1991 to June 1993, but in July 1993 resumed matching contributions at a level equal to 100% of employees' before-tax contributions, up to 3% of salary. Beginning in July 1993 employees were permitted to have amounts allocated to their accounts invested in one or more of a variety of investment funds. Amounts deferred by the named executive officers, if any, as well as the Company's matching contributions relating thereto, are included in the Summary Compensation Table. For the year ended June 30, 1994, the Company's matching contributions for the named executive officers were as follows: Mr. Van Horn -- $628, Mr. Gallerano -- $509, Mr. Wortham -- $0, Mr. Van Zanten -- $435, and Mr. Wishard -- $528.

EMPLOYEE STOCK OWNERSHIP PLAN

In 1985 the Company established an Employee Stock Ownership Plan (the "ESOP"). Pursuant to the Plan of Reorganization, the ESOP Trustee received 9,706 shares of Common Stock and 16,179 Warrants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the year ended June 30, 1994 were Messrs. Chambers, Luellen, Steadman and Wilde, none of whom is an employee of the Company. Mr. Wilde is a member of Bracewell & Patterson, L.L.P, Houston, Texas, a law firm retained by the Company from time to time. As described elsewhere in this Proxy Statement, during fiscal 1994, the full Board (with Mr. Van Horn, who serves as President and Chief Executive Officer of the Company, abstaining from voting on compensation decisions) performed the functions normally delegated to the Compensation Committee.

During fiscal 1994 the Company extended a three-year $300,000 unsecured loan with interest payable at 8 1/2% annually to Mr. V.H. Van Horn. The loan is payable in 35 monthly installments of $2,500 and a final payment of the then unpaid principal and interest, and requires that any bonus compensation earned by Mr. Van Horn while the loan is outstanding be applied as a mandatory prepayment of the loan. The largest aggregate amount of indebtedness outstanding in connection with the loan at any time during fiscal 1994 was $302,323, and the amount of outstanding indebtedness at August 31, 1994 was $204,859.





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